Exhibit 10.41
OPTIMARK

                                    OptiMark, Inc.          201.536.7000 phone
                                    24th Floor              201.536.7070 fax
                                    10 Exchange Place
                                    Jersey City NJ 07302

                                    www.optimark.com

January 16, 2002                    PERSONAL AND CONFIDENTIAL

VIA FEDERAL EXPRESS
-------------------
Mr. James Pak
45 West 67th Street #9C
New York, NY 10023

Dear Jim:

Optimark, Inc. (the "Company") is pleased to offer you the position of Executive Vice President of Strategic Development. We are very enthusiastic about your joining the team, as we continue to build Optimark, Inc. In your role you will have a major impact on the success of this venture and the future of the corporation. Here are the terms of the offer:

POSITION     You will serve as Executive Vice of President Strategic Development and will work at the Company's New Jersey facility. You will be responsible for such duties as are normally associated with such position or as otherwise determined by the Board of Directors.

SALARY AND BENEFITS    As compensation for the services you provide the Company,
you will be paid a base salary of one hundred and seventy five thousand dollars ($175,000.00) per annum, which will be payable in accordance with the Company's regular payroll practices. Also, you will (i) be eligible to participate in all employee benefits provided by the Company to its employees; (ii) receive three weeks vacation per year, which is earned pro-rata over the year; and (iii) receive 5 paid-time-off days (personal/sick) per year. You will also receive the same paid holidays as are observed by all of the Company's employees.

INCENTIVE STOCK OPTION You will be eligible to participate in the "OptiMark Holdings, Inc. 2001 Series F Preferred Stock Plan" (the "Stock Plan"). Subject to the appropriate approvals, including approval of the Board of Directors, you will be granted an Incentive Stock Option to purchase 277,398 shares of Series F Preferred Stock of the Company's parent, OptiMark Holdings, Inc., (the "Stock"). The exercise price to purchase the Stock will be the fair market value of the Stock as of the date upon which you commence employment with the Company.

The specific terms and conditions of your Incentive Stock Option to purchase shares of the Stock of the Company's parent, OptiMark Holdings, Inc., will be set forth in the "Stock Option Agreement" issued pursuant to the Stock Plan. The Stock Option Agreement will be executed after you commence your employment with the Company.

AT-WILL EMPLOYMENT      The relationship between you and the Company will be for
an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the Company's handbook, any document of the Company, or any verbal statements made to you by representatives of the Company. Consequently, the employment relationship between you and the Company can be terminated at will, either by you or the Company, with or without cause or advance notice.

As we have discussed in the past, your employment with OptiMark may be for a relatively short period of time as it is OptiMark's and your intention for you to become employed by an entity that OptiMark controls, either directly or indirectly, in the very near future. However, the foregoing should not be construed as a guarantee of future or continued employment by OptiMark or any other entity.

Mr. James Pak
January 16, 2002
Page 2



EXCLUSIVITY     Your employment with the Company is considered exclusive to the
Company and, as a condition of your employment, we do not expect, nor will we allow, you to perform services for compensation for any third party. Your employment with the Company is also subject to and conditioned upon your execution of the Company's Employee Agreement.

The employment terms in this letter and the Employee Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company.

Please sign and date this letter and the Employee Agreement to indicate your acceptance of employment at the Company under the terms described above and return them to me in the enclosed Federal Express package. If you accept our offer, your employment with OptiMark, Inc. will be deemed to have commenced on December 1, 2001.

We are very pleased to make you this offer and look forward to future success for you and for Optimark, Inc. If you have any questions regarding the offer set forth in this letter please contact me.

I look forward to hearing from you soon.

                                             Very truly yours,

                                             Optimark, Inc.

                                             By:  /s/ Robert Warshaw
                                                  ------------------
                                             Robert Warshaw
                                             Chief Executive Officer

ACCEPTED BY:

/s/ James Pak
--------------------------
James Pak

Date: January 16, 2002